CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Jennifer Matuschek
VP/Investor Relations
303-220-0100
jmatuschek@ciber.com

CIBER COMPLETES $22 MILLION COMMON STOCK OFFERING

GREENWOOD VILLAGE, Colo., February 25, 2009 —CIBER, Inc. (NYSE:CBR) today announced that it has closed its previously announced underwritten public offering of 8 million shares of its common stock at a public price of $2.75 per share.  CIBER will use the net proceeds from this offering to repay a portion of the Company’s revolving credit facility.  The underwriters have the option to purchase up to an additional 1 million shares from CIBER.

Roth Capital Partners was the lead manager on the offering and Kaufman Bros., L.P. was co-manager for the offering.

The offering of the shares was made pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on January 8, 2009, and the related prospectus supplement. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or by calling Roth Capital Partners, toll free, at 1-800-933-6830.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”   CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

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